Exhibit 99.1

Pernix Group, Inc. Announces First Quarter 2013 Financial Results

LOMBARD, IL – May 16, 2013 – Pernix Group, Inc. (OTCBB: PRXG) today announced its financial results for the first quarter ended March 31, 2013.

The Company generated consolidated revenue from continuing operations in the first quarter of 2013 of $17.2 million, as compared to $36.6 million in the comparable period of 2012. The decline in revenue was attributable to temporary slowdowns in construction activities under the Company’s various contracts with the US government; revenue generated from power operations was stable as compared to the first quarter of 2012.

Although revenue decreased, gross profit from continuing operations increased 29% or $0.5 million to $2.2 million in the first quarter of 2013 as compared to $1.7 million in the comparable period in 2012. The increase in gross profit was due to improved results in our power generation business reflecting the 2013 operation of a power plant engine that was offline for repair in 2012, coupled with a small decline in construction segment gross profit.

The temporary slowdown behind the decline in construction segment revenue drove a net loss for the quarter of approximately $0.5 million after minority interest, as compared to consolidated net income from continuing operations after minority interest of $1.1 million in the first quarter of 2012. After preferred dividends, consolidated net income from continuing operations attributable to common shareholders was ($516,000) this year, or ($0.05) basic earnings per share, as compared to basic earnings of $0.12 per share last year.

“While the first quarter performance is below our expectations, we believe that these results are a short-term aberration caused by project-specific delays which are being proactively addressed.” commented Nidal Z. Zayed, President and CEO of Pernix Group. “We have already seen an improvement in activity levels at our mission-critical projects for the US government, and we remain very positive about both the near term and long term prospects for our business. We have invested heavily in high caliber business development professionals in both segments of our business, and we expect that we will be able to grow and diversify our business profitably.”

The Company’s consolidated balance sheet at March 31, 2013 reflected cash of $18.2 million, as compared to $21.4 million at the end of 2012, primarily reflecting the first quarter 2013 distribution of our partner’s share of Pernix-Serka L.P. earnings through September 30, 2012. Total debt increased from $2.4 million to $2.9 million, reflecting the debt incurred in connection with the purchase of our headquarters building in March of this year. Total stockholders’ equity decreased to $13.3 million at March 31, 2013 from $16.0 million at the end of 2012, reflecting both the net loss for the quarter and the aforementioned distribution of partner’s share of earnings in the joint venture. Construction backlog was fairly stable at $67.3 million, as compared to $67.9 million at the end of 2012, reflecting additional contractual commitments in both our construction and power segments.

“Our financial condition remains strong, with adequate liquidity and minimal debt. We appreciate the ongoing support of our key constituencies as we focus on realizing the benefits of our recent business re-orientation and successful turnaround,” said Zayed.

The Company filed its Form 10-Q with the Securities and Exchange Commission on May 15, 2013, which incorporates its unaudited financial statements and notes thereto for the quarter ended March 31, 2013.

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The Company is engaged in two primary operating business segments: construction services as a Design-Build General Contractor in the Federal and Government market; and building, managing and investing in Power Generation Projects as an Independent Power Producer. Pernix has full-scale construction and management capabilities, with operations in Africa, the Middle East, and the South Pacific. Pernix Group, Inc. common stock is traded on the over-the-counter bulletin board (OTCBB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company's filings with the U.S. Securities and Exchange Commission.

Contact:

Gregg Pollack

Chief Financial Officer & Vice President - Administration

Pernix Group, Inc.

Tel: (630) 620-4787

gpollack@pernixgroup.com

Carol Groeber

Corporate Controller and Principal Accounting Officer

Pernix Group, Inc.

Tel: (630) 620-4787

cgroeber@pernixgroup.com

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com